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                                                                    Exhibit 23.1



               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Old Dominion Electric Cooperative for the registration of $720 million of debt securities and to the incorporation by reference therein of our report dated March 1, 2002, with respect to the consolidated financial statements of Old Dominion Electric Cooperative as of and for the years ended December 31, 2001 and 2000 included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



                                                   /s/ Ernst & Young LLP


Richmond, Virginia
November 25, 2002